Exhibit 99.1

Sacks Parente Golf Appoints Golf Industry Veteran Jane Casanta as Newest Board Member

CAMARILLO, CA, (January 4, 2024) – Sacks Parente Golf, Inc. (Nasdaq: SPGC) (“SPG” or the “Company”), a technology-forward golf company with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, has announced the appointment of Jane Casanta to its Board of Directors.

Casanta brings to Sacks Parente Golf a rich background in the golf industry having served in various marketing and product development roles at the Acushnet Company for 26 years, including as Director of Marketing for Titleist Gloves and Accessories worldwide. Her accomplishments during this time include doubling international sales, increasing domestic gear sales by 100%, and achieving a 15-point increase in Titleist golf bag industry share.

“We are delighted to add Jane to our board,” said Greg Campbell, Executive Chairman, Sacks Parente Golf. “She brings decades of golf industry experience and real deep knowledge of brand management and marketing.”

Currently serving as the Vice President of Partnership Development of Event Network, LLC, Casanta has showcased her expertise in client relations and relationship development over her three-year tenure. She also held the position of Vice President of Purchasing, demonstrating her ability to collaborate with cross-functional teams and develop unique product assortments.

Sacks Parente Golf looks forward to leveraging Jane’s strategic insights and industry acumen to further propel SPG’s ongoing growth.

About Sacks Parente Golf

Sacks Parente Golf, Inc. is a technology-forward golf company, with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories. The Company’s innovative accomplishments include: the First Vernier Acuity putter, patented Ultra-Low Balance Point (U.L.B.P.) putter technology, weight-forward Center-of-Gravity (CG) design, and pioneering ultra-light carbon fiber putter shafts. In consideration of its growth opportunities in shaft technologies, in April of 2022, the Company expanded its manufacturing business to include advanced premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States, while also expanding into golf apparel and other golf-related product lines to enhance its growth. The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand. The Company currently sells its products through resellers, the Company’s websites, and distributors in the United States, Japan, and South Korea. For more information, please visit the Company’s website at https://sacksparente.com/.

Media Contact for SPG:

Beth Gast

BG Public Relations

beth.gast@bgpublicrelations.com

Investor Contact:

CORE IR

516-222-2560

investors@sacksparente.com